Exhibit 10.1(b)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT is made to be effective as of March 1, 2009, by and among ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania business corporation (the “Corporation”), ORRSTOWN BANK, a Pennsylvania state charted bank having its principal place of business at 77 East King Street, Shippensburg, Pennsylvania 17257 (the “Bank”), and THOMAS RODNEY QUINN, JR. an individual residing at 4400 Deerwood Court, Bonita Springs, FL 34134 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is now serving as an executive of the Bank, a wholly-owned subsidiary of the Corporation; and

WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

WHEREAS, the Corporation, the Bank and Executive desire to enter into this Agreement whereby the Corporation agrees to make certain payments to Executive upon termination under specific conditions in order to induce Executive to continue in employment.

NOW, THEREFORE, in consideration of the continued employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive and the Corporation and the Bank agree as follows:

ARTICLE I

TERMINATION PURSUANT TO A CHANGE IN CONTROL

1.1 Definition: Termination Pursuant to a Change in Control. Any of the following events occurring during the period commencing with the date of a “Change in Control” (as defined in ARTICLE II hereof) and ending on the second anniversary of the date of the Change in Control, shall constitute a “Termination Pursuant to a Change in Control”:

(A) Executive’s employment is terminated by the Bank or an acquirer or successor of the Bank without “Cause” (as defined in the Executive Employment Agreement of even date herewith by and among the Corporation, the Bank and the Executive (the “Employment Agreement”)); or

(B) Executive terminates Executive’s employment for Good Reason (as defined in the Employment Agreement).

1.2 Compensation Upon Termination Pursuant to a Change in Control. If Executive’s employment is terminated and such termination is a Termination Pursuant to a Change in Control (as defined in Section 1.1), the Corporation (or any acquirer or successor thereto) shall provide (or cause to be provided) the following to Executive:

(A) The Bank shall pay Executive within twenty (20) days following the termination of Executive’s employment, a lump sum payment in an amount equal to and no greater than two and 99/100 (2.99) times the sum of the Executive’s (i) annualized base salary, and (ii) cash bonus and other annual incentive cash compensation, in each case with respect to the calendar year immediately preceding the calendar year in which the Termination Pursuant to a Change in Control occurs.

(B) Executive shall be provided, for a period of three (3) years, commencing as of the termination of Executive’s employment, with life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive immediately prior to the Termination Pursuant to a Change in Control, or, if the Bank is not permitted by insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to

Executive to obtain such benefits; provided that Executive shall continue to be responsible for the cost of such insurance coverages following his Termination Pursuant to a Change in Control to the same extent as other similarly situated active employees of the Bank as of the Termination Pursuant to a Change in Control or, if there are no similarly situated employees, then to the same extent, on a percentage of total cost basis, that Executive was responsible for the cost of available insurance coverages prior to the Termination Pursuant to a Change in Control. With respect to health insurance coverage, Executive’s spouse and/or eligible dependents, if covered under any employer sponsored accident and health insurance plan in effect for Executive as of Executive’s Termination Pursuant to a Change in Control, shall also be provided with health insurance coverage for the three (3) year term set forth above and under the same cost sharing method as described above.

(C) If the total of all payments and benefits to be made and provided under the terms of this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Corporation and the Bank upon a Termination Pursuant to a Change in Control, would result in the imposition of an excise tax under Section 4999 (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Sections 280G or 4999 (or any successor provisions thereto) of the Code for purposes of determining whether a deduction is to be disallowed or an excise tax is payable shall be deemed a payment or benefit “made or provided to Executive” or a payment or benefit “which Executive has a right to receive” for purposes of this provision. The Corporation (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the amount of the excise tax due, if any, by the Corporation’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due, if any, prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All amounts required to be paid pursuant to this paragraph (C) shall be paid at the time any withholding may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation’s independent certified accountant provided, however, that any payments to be made under this paragraph (C) shall in all events be made no later than the end of Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments. The parties recognize that the actual implementation of the provisions of this paragraph (C) are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

1.3 Other Benefits. Except as otherwise provided in this Section 1.3, the payments provided by this ARTICLE I shall not affect Executive’s rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Corporation, the Bank or any successor thereto with the Executive, or under any existing or future benefit plan or arrangement of the Corporation, the Bank or any successor in which Executive is or becomes a participant, or under which Executive has or obtains rights, including without limitation, any qualified or nonqualified deferred compensation or retirement plans or programs or any outstanding stock options or similar agreements. Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan and applicable law, provided, however, that Executive shall not be entitled to any severance payments pursuant to the Employment Agreement or otherwise in addition to those provided hereunder.

1.4 Withholding for Taxes. All payments required to be made under this Agreement will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

ARTICLE II

DEFINITION OF CHANGE IN CONTROL

2.1 Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:

(A) The consummation of (i) a merger, consolidation, division or other fundamental transaction involving the Corporation or the Bank, (ii) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank to an entity which is not a direct or indirect subsidiary of the Corporation, or (iii) a purchase by the Bank of substantially all of the assets of another entity; or

(B) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Corporation, a direct or indirect subsidiary of the Corporation, or any “person” who on the date hereof is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s outstanding securities on the date of this Agreement, becomes the beneficial owner of securities of the Corporation representing twenty (20%) percent or more of the combined voting power of the Corporation’s then outstanding securities; or

(C) During any period of two (2) consecutive years during the term of Executive’s employment with the Corporation or the Bank, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(D) Any other change in control of the Corporation or the Bank determined by the Board of Directors of the Corporation to be similar in effect to any of the foregoing;

2.2 Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Bank providing for any of the transactions or events constituting a Change in Control pursuant to this ARTICLE II or an announcement concerning a tender offer or exchange offer is made constituting a Change in Control pursuant to this Article II, and the agreement, tender offer or exchange offer subsequently expires or is terminated without the transaction or event being consummated, and (ii) a “Termination Pursuant to a Change in Control” (as defined in ARTICLE I hereof) has not occurred prior to such expiration or termination, then for purposes of this Agreement (including, without limitation, ARTICLE I hereof) it shall be as though such agreement was never executed or such tender offer or exchange offer was never announced and no Change in Control event shall be deemed to have occurred as a result.

2.3 The expiration of the two-year period after any Change in Control event without the occurrence of a Termination Pursuant to a Change in Control shall not have any effect on this Agreement, which shall remain in full force and effect until its termination by written agreement of the parties or the earlier termination of Executive’s employment under circumstances not constituting a Termination Pursuant to a Change in Control.

ARTICLE III

EXPENSES

3.1 Legal Action. If Executive determines in good faith that the Corporation or any successor has failed to comply with its obligations under this Agreement, or if the Corporation or any successor or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding with respect to this Agreement, the Corporation hereby irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Corporation or such successor, to represent Executive in connection with any and all actions and proceedings, whether by or against the Corporation, any acquiror or successor, or any director, officer, stockholder or other person affiliated with any of the foregoing.

3.2 Excise Tax Matters. It is the intention of the Corporation that Executive not be required to incur any expenses associated with determination of the amount of any “excess parachute payment” under Section 280G of the Code or of the amount of any excise tax imposed on Executive pursuant to Section 4999 of the Code. Therefore, the Corporation agrees to pay all expenses, including the expenses of the Corporation’s independent certified accountant and tax counsel, related to the determination of any excess parachute payment and excise tax, and to pay the legal costs and expenses of any tax audit of Executive to the extent such expenses relate to the amount of the excise tax determined by the Corporation.

ARTICLE IV

MISCELLANEOUS

4.1 Termination of Employment. This Agreement shall not in any way obligate either the Corporation or the Bank to continue the employment of Executive, nor shall this Agreement limit the right of the Corporation or the Bank to terminate Executive’s employment for any reason.

4.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns. All of the obligations of the Corporation and the Bank hereunder shall be legally binding on any successor to the Corporation and the Bank, including without limitation, any successor as a result of the consummation of a Change in Control. The right of Executive to receive payments hereunder may not be assigned, alienated, pledged or otherwise encumbered by Executive and any attempt to do so shall be void and of no force or effect.

4.3 Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by an instrument in writing signed by the parties hereto.

4.4 Jurisdiction. The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania in any and all actions arising hereunder.

4.5 Governing Laws. This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

4.6 Unfunded Obligations. The obligations to make payments hereunder shall be unfunded and Executive’s rights to receive any payments hereunder shall be the same as those of any other unsecured general creditor.

4.7 Individual Agreement. This Agreement constitutes an agreement solely among the Corporation, the Bank and the Executive named herein. This Agreement is intended to constitute a non-qualified arrangement for the benefit of the Executive and shall be construed and interpreted in a manner consistent with such intention.

4.8 Headings. All headings preceding the text of the several paragraphs hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction or effect.

4.9 Section 409A.

(a) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under Section 409A or any Internal Revenue Service or Department rules or other guidance issued thereunder), the Corporation and the Bank may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that

(A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (A) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) and (B) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such award shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the person designated by the Executive in writing for this purpose, or in the absence of any such designation to (i) his spouse if she survives him, or (ii) to his estate if his spouse does not survive him, on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of the day and year first above written.

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Joel R. Zullinger, Chairman

ORRSTOWN BANK

By:
Joel R. Zullinger, Chairman

EXECUTIVE

(SEAL)
Thomas Rodney Quinn, Jr.